UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 12, 2016

CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA	30305
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 949-0700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events.

In connection with its previously announced exchange offer, on December 12, 2016, Cumulus Media Holdings Inc. and Cumulus Media Inc. (collectively, the “Company”) filed a complaint in the United States District Court in the Southern District of New York against J.P. Morgan Chase Bank, N.A. as Administrative Agent under the Amended and Restated Credit Agreement, dated as of December 23, 2013, among Cumulus Media Holdings Inc., as borrower, Cumulus Media Inc., as parent, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties from time to time party thereto (the “Credit Agreement”).

The Company is seeking a declaration that it is authorized under the Credit Agreement to proceed with a refinancing that is intended to deleverage the Company by up to $305 million. The Company also seeks a declaration that JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent under the Credit Agreement, has unreasonably withheld consent to certain components of the Company’s refinancing. The Company seeks an order of specific performance requiring JPMorgan Chase Bank, N.A. to comply with its contractual obligation to consent to the Company’s refinancing and (1) to sign agreements pursuant to the Credit Agreement that assign the Credit Agreement’s revolving loan commitments to new revolving lenders; (2) to sign an amendment to increase the aggregate principal amount of revolving credit available under the Credit Agreement by up to $105.0 million; and (3) to sign an amendment to modify the leverage ratio covenant, among other things, relating to the Credit Agreement’s revolving credit facility. The Company believes that all of these actions are authorized under the Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

By:	/s/ Richard Denning
Name: Richard Denning
Title: Senior Vice President, General Counsel and Secretary

Date: December 13, 2016

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